Exhibit (c)-(4)

Update Discussion Materials for the Special Committee of WSP Holdings Ltd. February 27, 2012 Preliminary and for Discussion Purposes Only w w w . H L . c o m U . S . 8 0 0 . 7 8 8 . 5 3 0 0 E u r o p e + 4 4 . 2 0 . 7 8 3 9 . 3 3 5 5 H o n g K o n g + 8 5 2 . 3 5 5 1 . 2 3 0 0 J a p a n + 8 1 . 3 . 4 5 7 7 . 6 0 0 0 Los Angeles • New York • Chicago • San Francisco • Minneapolis • Washington, D.C. • Dallas • Atlanta • London • Paris • Frankfurt • Hong Kong • Tokyo • Beijing

Table of Contents Update Discussion Materials for the Special Committee of WSP Holdings Ltd. Page Meeting Agenda 2 HDS Proposal Overview 4 p Preliminary Financial Considerations 9 Appendix 15 Privileged and Confidential - Preliminary and for Discussion Purposes Only 1

Meeting Agenda Privileged and Confidential - Preliminary and for Discussion Purposes Only

Discussion Topics Meeting Agenda Introduction Update on Recent Activities Financial review with Company management Preliminary financial analyses Certain Considerations and Potential Next Steps Market check / "Go-Shop" – consider feasibility Ownership position Bank debt refinancing Discussion with buyer group Discussion with significant minority owners Other considerations Majority-of-minority vote Privileged and Confidential - Preliminary and for Discussion Purposes Only 3

HDS Proposal Overview Privileged and Confidential - Preliminary and for Discussion Purposes Only

Transaction Value Overview HDS Proposal Overview Summary of HDS Proposal Transaction Value (dollars and ADS in millions, except per ADS amounts) Implied Premiums to Historical Stock Trading Prices (dollars and ADS in millions, except per ADS values) Implied Premium of ADS HDS Security Outstanding1 Proposal ADS 20.4 $3.00 Implied Values Implied Common Equity $61. 3 Trading Period HDS Proposed Price Prior to Announcement Closing over Average 12/13/11 4 ADS Price5 Closing ADS Price Current 2/24/2012 $2.02 48.7% 1 Day $2.00 50.0% Adjustments: Debt2 846.5 Cash2 (41.5) Implied Enterprise Value 866.3 5 Day Average $2.24 33.9% 10 Day Average $2.13 41.2% 1 Month Average $2.06 45.4%  Implied Transaction Multiples Revenue3 Implied Multiple LTM 09/30/2011 1.34x NFY 2011 1.28x NFY+1 2012 1.04x3 Month Average $2.14 40.4% 6 Month Average $2.75 9.2% 1 Year Average $4.59 -34.7% 52 Week High 04/15/2011 $8.16 -63.3% Notes: 1. Based on 20.4 million outstanding ADSs per WSP public filings as of 9/30/2011 adjusted for 5:1 reverse split on 2/15/2012 2.Per WSP public filings as of 9/30/2011; cash does not include restricted cash required for working capital purposes (issuance of bank acceptance notes to suppliers) 3. LTM revenue per WSP public filings as of 9/30/2011; NFY and NFY+1 revenue figures per Company management projections 4. Date of public announcement by Company of formation of special committee to evaluate HDS’s proposal 5. ADS prices per Capital IQ, adjusted for 5:1 reverse split on 2/15/2012 52 Week Low 10/04/2011 $1.30 130.8% IPO 12/06/2007 $42.50 -92.9% Privileged and Confidential - Preliminary and for Discussion Purposes Only 5

Stock Trading History HDS Proposal Overview $50. 00 Daily Volume in Million Closing ADS Price (US$) ADS Price & Volume History May 2010 All 1.0 1.2 $35. 00 $40.00 $45.00 Apr 2009 A petition was filed regarding China-based Oil Country Tubular Goods (“OCTG”) manufacturers dumping products and benefitting from government subsidies Chinese exports of OCTG products to the U.S. were ruled to be subject up to 32.07% of antidumping duties and 14.95% of countervailing duties Aug 2011 WSP entered into a syndicated loan facility agreement with eight commercial banks for up to approximately $550. 2 million Dec. 13, 2011 WSP announced that H.D.S. Investments (“HDS”) made a nonbinding proposal on Nov. 28, 2011 to acquire WSP's outstanding shares at 0.6 0.8 $25.00 $30.00 Nov. 22, 2011 WSP board approved change in its independent auditor from Deloitte to MaloneBailey $3.00 per ADS Mar. 1, 2011 WSP appointed Mr. 0.2 0.4 $10.00 $15.00 $20.00 Dec. 6, 2007 WSP initial public offering on the NYSE priced at $42.50 per ADS Choon-Hoi Then as new CFO 0.0 $- $5.00 HDS Proposal $3.00 Privileged and Confidential - Preliminary and for Discussion Purposes Only Daily Volume Closing ADS Price 6 Source: Capital IQ

Relative Stock Performance HDS Proposal Overview Indexed Stock Price Performance Since WSP IPO 120.0% Relative Stock Performance (WSP IPO to 2/24/2012): S&P 500 Index: -9.4% 90.0% 100.0% 110.0% Halter USX China Index1: -37.6% Selected Companies2: 60.0% 70.0% 80.0% Indexed Prices -39.4% 20.0% 30.0% 40.0% 50.0% WSP: -95.3% 0.0% 10.0% Privileged and Confidential - Preliminary and for Discussion Purposes Only 7 Source: Capital IQ Note: 1. Halter USX China Index is comprised of companies whose common stock is publicly traded in the United States and the majority of whose business is conducted within the People's Republic of China 2. Selected companies include Tenaris SA, Vallourec SA, OAO TMK, Jindal Saw Ltd., Shengli Oil & Gas Pipe Holdings Limited, Shandong Molong Petroleum Machinery Co. Ltd., and Anhui Tianda Oil Pipe Co. Ltd.

WSP Ownership Summary HDS Proposal Overview (in millions) Total Insider Other Public Shareholders 20% Current ADS Holders No. of ADS Held1 Ownership %1 Insider Holdings Insiders: Piao, Longhua (Chairman and CEO) 10.4 50.9% Total Insider Holdings 10.4 50.9% Holdings 51% Total Top Institutional Holdings 29% Public Holdings Top Institutional Holders: UMW Holdings 4.6 22.5% Oaktree Capital Management 1.4 6.9% Total Top Institutional Holders 6.0 29.4% Other Public Shareholders 4.0 19.7% Total Public Holdings2 10.0 49.1% ADS Outstanding1 20.4 100.0% Privileged and Confidential - Preliminary and for Discussion Purposes Only 8 Source: Shareholding information per Capital IQ Notes: 1. Based on 20.4 million outstanding ADSs per WSP public filings as of 9/30/2011 adjusted for 5:1 reverse split on 2/15/2012 2. Total Public Holdings denotes shares not owned by insiders

Preliminary Financial Considerations Privileged and Confidential - Preliminary and for Discussion Purposes Only

Preliminary Financial Considerations

Historical and Projected Financials

(US$ in millions)

	Fiscal Year Ended December 31,			LTM[1] Ended	Fiscal Year Ended December 31,					CAGR[2]
	2008	2009	2010	9/30/2011	2012E	2013E	2014E	2015E	2016E	2012E - 2016
Reported Revenue	**$912.1**	**$577.0**	**$470.5**	**$644.2**	**$830.7**	**$953.1**	**$1,083.5**	**$1,225.4**	**$1,370.8**	**13.3%**
Revenue Growth %	*88.5%*	*-36.7%*	*-18.5%*		*23.2%*	*14.7%*	*13.7%*	*13.1%*	*11.9%*	
Cost of Goods Sold	(703.5)	(496.7)	(467.4)	(609.4)	(712.2)	(817.1)	(929.9)	(1,051.5)	(1,175.8)	
Gross Profit	$208.6	$80.4	$3.1	$34.8	$118.5	$136.0	$153.6	$173.9	$195.0	
Gross Margin %	*22.9%*	*13.9%*	*0.7%*	*5.4%*	*14.3%*	*14.3%*	*14.2%*	*14.2%*	*14.2%*	
Selling, General & Administrative Expenses	(64.5)	(63.0)	(87.8)	(96.2)	(72.2)	(72.2)	(72.2)	(72.2)	(72.2)	
Other Operating Expenses	2.6	2.6	2.9	0.8	(2.9)	(2.9)	(2.9)	(2.9)	(2.9)	
Depreciation & Amortization	23.0	29.6	34.3	46.9	53.1	59.8	59.8	59.8	59.8	
Adjusted EBITDA	**$169.7**	**$49.5**	**($47.6)**	**($13.7)**	**$96.5**	**$120.7**	**$138.3**	**$158.6**	**$179.8**	**16.8%**
EBITDA Margin %	*18.6%*	*8.6%*	*-10.1%*	*-2.1%*	*11.6%*	*12.7%*	*12.8%*	*12.9%*	*13.1%*	
Implied EV/EBITDA Multiples[3]	*NMF*	*NMF*	*NMF*	*NMF*	*9.0x*	*7.2x*	*6.3x*	*5.5x*	*4.8x*	
Depreciation & Amortization	(23.0)	(29.6)	(34.3)	(46.9)	(53.1)	(59.8)	(59.8)	(59.8)	(59.8)	
Adjusted EBIT	**$146.6**	**$19.9**	**($81.9)**	**($60.6)**	**$43.3**	**$60.8**	**$78.5**	**$98.7**	**$119.9**	**29.0%**
EBIT Margin %	*16.1%*	*3.5%*	*-17.4%*	*-9.4%*	*5.2%*	*6.4%*	*7.2%*	*8.1%*	*8.7%*	
Interest Expense, net	(15.3)	(17.0)	(26.0)	(35.2)	(88.1)	(85.7)	(82.5)	(76.2)	(71.4)	
Adjusted Pre-tax Income	$131.3	$2.9	($107.9)	($95.8)	($44.8)	($24.9)	($4.1)	$22.6	$48.5	
Taxes @ 15.0%	(19.7)	(0.4)	16.2	14.4	6.7	3.7	0.6	(3.4)	(7.3)	
Adjusted Net Income	**$111.6**	**$2.5**	**($91.7)**	**($81.4)**	**($38.1)**	**($21.2)**	**($3.4)**	**$19.2**	**$41.2**	**NMF**
Net Income Margin %	*12.2%*	*0.4%*	*-19.5%*	*-12.6%*	*-4.6%*	*-2.2%*	*-0.3%*	*1.6%*	*3.0%*	
Additional Financial Information										
Capital Expenditures	$124.0	$132.8	$139.3	$95.0	$50.0	$30.0	$30.0	$30.0	$30.0	
Capex as a % of Sales	*13.6%*	*23.0%*	*29.6%*	*14.8%*	*6.0%*	*3.1%*	*2.8%*	*2.4%*	*2.2%*	

Source: Historical financials per WSP public filings; projected financials per Company management
Notes:
1. LTM refers to the most recently completed twelve-month period for which financial information has been made public
2. CAGR refers to Compound Annual Growth Rate.
3. Based on HDS proposal price of US$3.00 per ADS and an implied enterprise value of US$866.3 million
NMF refers to not meaningful

Privileged and Confidential - Preliminary and for Discussion Purposes Only

HOULIHAN LOKEY | 10

Selected Companies1 Preliminary Financial Considerations (US$ millions, except exchange rate and per ADS amounts) Implied Enterprise Value2 Stock Trading Exchange Share Equity Market Enterprise to Revenue Multiple Exchange Currency Rate to USD Price4 Value3,4 Value3,4 LTM5 NFY+1 20126,8 NFY+2 20137,8 T i BIT EUR 0 74 $20 50 $24 200 6 $24 543 7 2 46 2 18 2 01 Tenaris SA 0.74 20.50 24,200.6 24,543.7 2.46x 2.18x 2.01x Vallourec SA ENXTPA EUR 0.74 72.21 8,768.4 10,887.7 1.53x 1.38x 1.24x OAO TMK MICEX RUB 29.15 3.30 2,850.2 6,566.0 0.97x 0.94x 0.89x Jindal Saw Ltd. BSE INR 48.98 3.10 855.6 1,284.3 1.30x 0.95x 0.80x Shengli Oil & Gas Pipe Holdings Limited SEHK HKD 7.75 0.14 355.5 404.0 NMFF 0.61x 0.44x Shandong Molong Petroleum Machinery Co. Ltd. SEHK HKD 7.75 0.69 276.8 318.8 0.72x 0.51x 0.50x Anhui Tianda Oil Pipe Co. Ltd. SEHK HKD 7.75 0.23 230.0 232.8 0.36x 0.22x NA Low 0.36x 0.22x 0.44x High 2.46x 2.18x 2.01x Median 1.13x 0.94x 0.85x Mean 1.22x 0.97x 0.98x WSP (Current Trading)9 $2.02 $41.2 $845.2 1.31x 1.02x 0.89x WSP (Implied HDS Proposal)9 3.00 61.3 866.3 1.34x 1.04x 0.91x Source: Trading information per Capital IQ Notes: 1. No company used in this analysis for comparative purposes is identical to the Company. 2. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents. 3. Based on closing prices as of 2/24/2012 4. Calculation based on number of common shares Privileged and Confidential - Preliminary and for Discussion Purposes Only 11 f 5. LTM refers to the most recently completed twelve-month period for which financial information has been made public 6. NFY +1 refers to the fiscal year following next fiscal year for which financial information has not been made public 7. NFY +2 refers to the fiscal year following NFY +1 8. Multiples based on forward looking financial information may have been calendarized to the Company’s fiscal year end of 12/31 9. Company NFY+1 and NFY+2 revenue based on non-public Company management projection s NMF refers to not meaningful NA refers to not available

Preliminary Financial Considerations

Selected Transactions - Manufacturers of Tubular Goods Used in Energy Sector[1]

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value[2]	Percentage Sought	Implied Transaction Value/ Revenue[3] Multiple
12/20/2011	NA	Lakeside Steel, Inc.	JMC Steel Group, Inc.	$109.4	100.0%	0.52x
10/13/2011	10/13/2011	Dong Yang Steel Pipe Co. Ltd.	-	182.5	6.2%	0.99x
09/27/2011	NA	Shengli Oil & Gas Pipe Holdings Limited	Du Jichun, Zhang Bizhuang, Wang Xu, Han Aizhi, Liu Yaohua and senior management	270.6	16.9%	1.92x
06/16/2011	06/21/2011	Petrovietnam Construction Joint Stock Company	Hanshin Engineering & Construction Co. Ltd.	659.7	10.0%	1.55x
05/19/2011	05/16/2011	Vallourec SA	-	12,604.9	3.5%	1.86x
02/03/2011	NA	Sumitomo Metal Industries Ltd.	Nippon Steel Corp.	25,177.8	90.3%	1.46x
04/19/2010	06/14/2010	OCI Energy Sdn Bhd	Daya Materials Bhd	8.8	100.0%	0.85x
03/29/2010	03/24/2010	Vallourec SA	-	10,269.5	3.1%	1.70x
03/18/2009	NA	PT Citra Tubindo Tbk	Kestrel Wave Investment Ltd.	221.3	20.2%	0.73x
02/27/2009	04/28/2009	PT. Seamless Pipe Indonesia Jaya	Tenaris SA	79.7	77.5%	0.57x
01/29/2009	01/23/2009	PT Citra Tubindo Tbk	Kestrel Wave Investment Ltd.	223.2	40.1%	0.74x
		Tubular	Low	$8.8		0.52x
			High	$25,177.8		1.92x
			Median	$223.2		0.99x
			Mean	$4,527.9		1.17x
		Implied HDS Proposal		$866.3	49.1%	1.34x

Source: Capital IQ
Notes:
1. No transaction used in this analysis for comparative purposes is identical to the HDS proposal
2. Transaction Value refers to the implied enterprise value of the target company, based on the announced transaction equity price and other public information available at time of announcement
3. Based on reported metric for the most recent LTM period prior to announcement of transaction
NA refers to not available

Privileged and Confidential - Preliminary and for Discussion Purposes Only

HOULIHAN LOKEY | 12

Preliminary Financial Considerations

Selected Transactions - Manufacturers of Non-Tubular Goods Equipment Used in Energy Sector[1]

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value[2]	Percentage Sought	Implied Transaction Value/ Revenue[3] Multiple
12/16/2011	01/25/2012	Subsea Pressure Controls Pte. Ltd.	AusGroup Singapore Pte Ltd.	$6.8	100.0%	1.32x
11/23/2011	12/14/2011	Seaboard International, Inc.	The Weir Group PLC	678.0	100.0%	7.01x *
10/28/2011	10/28/2011	Specialty Supply, L.P.	Hunting plc	36.0	100.0%	2.03x
07/14/2011	07/14/2011	Canada Tech Corp.	Reservoir Group Ltd.	5.0	100.0%	0.45x
07/05/2011	06/30/2011	CRTS, Inc.	Insituform Technologies Inc.	39.0	100.0%	2.93x
05/26/2011	05/26/2011	TSC Group Holdings Limited	China International Marine Containers (Hong Kong) Limited	211.4	6.3%	1.39x
10/06/2010	01/10/2011	T-3 Energy Services Inc.	Robbins & Myers Inc.	417.5	100.0%	2.09x
08/24/2010	08/31/2010	Dresser Oil Tools and Supply	McJunkin Red Man Corporation	9.3	100.0%	0.78x
05/03/2010	12/31/2010	Cuming Corporation	Deep Down, Inc.	55.0	100.0%	0.75x
02/21/2010	08/27/2010	Smith International, Inc.	Schlumberger Limited	13,658.4	100.0%	1.66x
02/04/2010	NA	KNM Group Bhd	Goldman Sachs Group, Merchant Banking Division; Goldman Sachs Capital Partners VI, L.P.; Mettiz Capital	1,236.2	NA	2.30x
11/17/2009	01/18/2010	Yantai Raffles Shipyard Limited	China International Marine Containers (Hong Kong) Limited	956.6	28.7%	1.45x
04/22/2009	06/12/2009	National Coupling Company, Inc.	Hunting plc	52.5	100.0%	NA
03/04/2009	03/01/2009	International Lift Systems, L.L.C.	Lufkin Industries Inc.	50.0	100.0%	1.64x

		Transaction Value	Percentage Sought	Multiple
Non-Tubular	Low	$5.0		0.45x
	High	$13,658.4		2.93x
	Median	$53.7		1.54x
	Mean	$1,243.7		1.57x
Overall (Tubular and Non-tubular)	Low	$5.0		0.45x
	High	$25,177.8		2.93x
	Median	$211.4		1.45x
	Mean	$2,688.8		1.38x
Implied HDS Proposal		$866.3	49.1%	1.34x

Source: Capital IQ
Notes:
1. No transaction used in this analysis for comparative purposes is identical to the HDS proposal
2. Transaction Value refers to the implied enterprise value of the target company, based on the announced transaction equity price and other public information available at time of announcement
3. Based on reported metric for the most recent LTM period prior to announcement of transaction
NA refers to not available
**Excluded as outlier from high, low, mean and median data*

Privileged and Confidential - Preliminary and for Discussion Purposes Only

HOULIHAN LOKEY | 13

Preliminary Financial Considerations

Implied Premiums Paid in Selected Going Private Transactions Involving US-Listed Chinese Companies

Announced Date	Company Name	Offer Price (US$)	Offer Premium vs. 1 Day Prior	1 Month Prior	3 Month Prior	12 Month Prior	52 Week High
Announced							
02/24/2012	Gushan Environmental Energy Limited	$1.60	30.0%	24.6%	-5.9%	-67.5%	-68.3%
02/21/2012	China TransInfo Technology Corp.	5.65	9.7%	20.0%	71.7%	20.5%	9.1%
01/20/2012	AsiaInfo-Linkage, Inc. [1]	NA	NA	NA	NA	NA	NA
01/07/2012	Pansoft Company Limited	3.76	88.5%	49.8%	88.9%	-6.2%	-24.6%
12/28/2011	Fushi Copperweld, Inc.	9.50	26.3%	25.3%	91.5%	6.6%	-25.5%
11/28/2011	WSP [2]	3.00	50.0%	25.0%	50.0%	-48.3%	-64.1%
11/23/2011	Andatee China Marine Fuel Services Corporation	4.21	20.6%	57.7%	201.1%	-18.2%	-27.7%
11/12/2011	China GrenTech Corp. Ltd.	3.10	21.1%	64.0%	45.5%	-3.1%	-16.2%
10/28/2011	China Real Estate Information Corporation	6.62	22.5%	35.0%	4.5%	-32.3%	-38.0%
07/26/2011	China Advanced Construction Materials	2.65	15.2%	47.2%	-11.7%	-35.2%	-50.8%
Closed							
10/15/2011	Shanda Interactive Entertainment Ltd.	41.35	23.5%	20.0%	10.9%	3.5%	-23.7%
06/27/2011	Tiens Biotech Group USA Inc.	1.72	67.0%	29.4%	26.5%	-6.0%	-12.7%
03/25/2011	Funtalk China Holdings Limited	7.20	17.1%	44.0%	34.6%	15.2%	-16.4%
03/07/2011	China Fire & Security Group Inc.	9.00	43.8%	52.5%	26.2%	-43.0%	-43.1%
01/28/2011	China Security & Surveillance Technology Inc.	6.50	33.2%	25.5%	21.5%	-12.4%	-26.9%
11/11/2010	Chemspec International Limited	8.10	28.2%	30.6%	2.4%	38.7%	-4.7%
10/10/2010	Harbin Electric, Inc.	24.00	20.2%	45.5%	37.6%	23.5%	-7.7%
04/08/2010	Tongjitang Chinese Medicines	4.50	13.6%	17.8%	21.3%	23.3%	-11.8%
Closed							
Mean			30.8%	33.2%	33.5%	5.3%	-18.4%
Median			25.8%	30.0%	32.2%	9.3%	-14.5%
Overall							
Mean			22.2%	36.1%	42.2%	-8.3%	-21.8%
Median			20.6%	30.6%	26.5%	-6.0%	-16.4%

Source: Capital IQ and Public Filings
Notes:
1. Financial information regarding the transaction has not been disclosed
2. Adjusted for 5:1 reverse stock split on February 15, 2012
NA refers to not available

Privileged and Confidential - Preliminary and for Discussion Purposes Only

HOULIHAN LOKEY | 14

Appendix Privileged and Confidential - Preliminary and for Discussion Purposes Only

Additional Premiums Paid Data Appendix Median One-Month Implied Premiums Paid by Number of Transactions (From 2007 to YTD February 2012) Median Implied Premiums Paid by Year (One Month Before Announcement in %) Global Steel Works, and Oil & Gas Equipment and Services Change-of-Control M&A Transactions 60.0% HDS Proposal: 20 HDS Proposal: 50% 30. 0% 42.2% 43.5% 20.0% 30.0% 40.0% 50.0% 50% Overall Historical Median: 29.8% 12 12 15 13 11 21 8 12 16 Total transactions: 91 27.5% 30.0% 26.4% 0.0% 10.0% 2007 2008 2009 2010 2011 Number of Transactions: 29 23 8 16 15 7 0 4 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50% Median One-Month Implied Premiums Paid by Number of Transactions (From 2007 to YTD February 2012) Median Implied Premiums Paid by Year (One Month Before Announcement in %) Global Majority Shareholder Purchasing Remaining Shares 50 0% 60.0% 120 150 HDS Proposal: HDS Proposal: 20.0% 30.0% 40.0% 50.0% 88 101 66 56 83 30 60 90 50% Overall Historical Median: 16.7% Privileged and Confidential - Preliminary and for Discussion Purposes Only 16 Total transactions: 475 12.4% 18.3% 22.7% 20.7% 12.7% 0.0% 10.0% 2007 2008 2009 2010 2011 - 2012 YTD Number of Transactions: 74 114 100 96 91 42 39 0 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50% Source: Capital IQ Notes: Reflects transactions involving targets with more than $10 million implied enterprise value

Additional Premiums Paid Data (Cont.) Appendix Median One-Month Implied Premiums Paid by Number of Transactions (From 2007 to YTD February 2012) Median Implied Premiums Paid by Year (One Month Before Announcement in %) Global Take-Private Transactions 60.0% 150 HDS Proposal: 50% 31.1% 28 1% 33.9% 26 8% 20.0% 30.0% 40.0% 50.0% 76 100 117 85 109 60 90 120 HDS Proposal: 50% Overall Historical Median: 25.7% Total transactions: 581 20.0% 28.1% 26.8% 0.0% 10.0% 2007 2008 2009 2010 2011 - 2012 YTD 37 57 0 30 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50% Number of Transactions: 186 105 77 96 117 Median One-Month Implied Premiums Paid by Number of Transactions (From 2007 to YTD February 2012) Median Implied Premiums Paid by Year (One Month Before Announcement in %) Global Management Buy-Out Transactions 50.0% 60.0% 50 HDS Proposal: 50% 22.1% 44.1% 45.8% 38.1% 43.0% 10 0% 20.0% 30.0% 40.0% 24 38 10 20 30 40 HDS Proposal: 50% Overall Historical Median: 32.5% Privileged and Confidential - Preliminary and for Discussion Purposes Only 17 Total transactions: 117 0.0% 10.0% 2007 2008 2009 2010 2011 - 2012 YTD 2 12 17 13 11 0 <0% 0-10% 10-20% 20-30% 30-40% 40-50% >50% Number of Transactions: 39 25 17 14 22 Source: Capital IQ Notes: Reflects transactions involving targets with more than $10 million implied enterprise value

Additional Premiums Paid Data (Cont.) Appendix Median One-Month Implied Premiums Paid by Number of Transactions (From 2007 to YTD February 2012) Median Implied Premiums Paid by Year (One Month Before Announcement in %) China & Hong Kong Change-of-Control M&A Transactions 20 HDS Proposal: 50% 20 0% 30.0% 40.0% 50.0% 60.0% 16 11 8 12 16 HDS Proposal: 50% Overall Total transactions: 56 17.7% 19.9% 27.3% 31.1% 17.4% 0.0% 10.0% 20.0% 2007 2008 2009 2010 2011 - 2012 YTD 11 10 5 3 0 4 0-10% 10-20% 20-30% 30-40% 40-50% >50% Number of Transactions: 12 10 10 9 15 Historical Median: 21.3% Privileged and Confidential - Preliminary and for Discussion Purposes Only 18 Source: Capital IQ Notes: Reflects transactions involving targets with more than $10 million implied enterprise value

Appendix

Illustrative Implied Multiples Matrix

(US$ millions except for per ADS amounts)

Illustrative Purchase Price Per ADS	Implied Equity Value	Implied Enterprise Value	Implied Enterprise Value / Revenue Multiple LTM 9/30/2011	Implied Enterprise Value / Revenue Multiple NFY + 1 12/31/2012	Total Implied Investment Required[1]
Pre-announcement Price (12/12/11) $2.00	$40.9	$845.9	1.31x	1.02x	$20.1
Current Trading Price (02/24/12) $2.02	41.2	846.2	1.31x	1.02x	20.2
$2.25	46.0	851.0	1.32x	1.02x	22.6
2.50	51.1	856.1	1.33x	1.03x	25.1
2.75	56.2	861.2	1.34x	1.04x	27.6
3.00	**61.3**	**866.3**	**1.34x**	**1.04x**	**30.1**
3.25	66.4	871.4	1.35x	1.05x	32.6
3.50	71.5	876.5	1.36x	1.06x	35.1
3.75	76.6	881.6	1.37x	1.06x	37.6
4.00	81.8	886.7	1.38x	1.07x	40.1
4.25	86.9	891.9	1.38x	1.07x	42.6
4.50	92.0	897.0	1.39x	1.08x	45.1
4.75	97.1	902.1	1.40x	1.09x	47.6

Additional Investment Required per Selected Price Movements

Per ADS Price Movement	Additional Investment (US$ millions)
$0.05	$0.5
0.10	1.0
0.25	2.5
0.50	5.0
1.00	10.0

- Based on HDS proposed $3.00 purchase price per ADS, the total implied investment required is $30.1 million[1]
- A $0.10 increase in the per ADS purchase price increases the investment required by $1.0 million and a $1.00 increase in the per ADS purchase price increases the investment required by $10.0 million

Note:
1. Assumes all public shareholders participate in the proposed transaction. Public shareholders own 10.0 million ADSs representing 49.1% of total outstanding ADSs.

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